Exhibit 99.2

Noble Corporation plc Devonshire House 1 Mayfair Place London W1J 8AJ England

PRESS RELEASE

NOBLE CORPORATION PLC ANNOUNCES CASH TENDER OFFER FOR SENIOR

NOTES BY WHOLLY-OWNED SUBSIDIARY

LONDON, December 13, 2016 — Noble Corporation plc (NYSE: NE) announced today, on behalf of its indirect, wholly-owned subsidiary, Noble Holding International Limited (“NHIL”), that NHIL has commenced cash tender offers (the “Tender Offers”) for up to an aggregate principal amount that will not result in an Aggregate Purchase Price (as defined below) that exceeds $500,000,000 (subject to increase by NHIL, the “Aggregate Maximum Tender Amount”) of NHIL’s 4.90% Senior Notes due 2020 (the “2020 Notes”), of which $467,762,000 principal amount is currently outstanding, NHIL’s 4.625% Senior Notes due 2021 (the “2021 Notes”), of which $396,612,000 principal amount is currently outstanding, and NHIL’s 3.95% Senior Notes due 2022 (together with the 2020 Notes and the 2021 Notes, the “Notes”), of which $400,000,000 principal amount is currently outstanding. Information related to the Notes and the Tender Offers is listed in the table below. NHIL refers to the aggregate amount that all holders of Notes are entitled to receive, excluding Accrued Interest (as defined below), for their Notes that are validly tendered and accepted for purchase by NHIL as the “Aggregate Purchase Price.”

The aggregate principal amount of the 2020 Notes that may be purchased pursuant to the Tender Offers will not exceed $200,000,000, subject to increase or decrease by NHIL (the “2020 Tender Cap”).

The terms and conditions of the Tender Offers are described in an Offer to Purchase, dated December 13, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal. The amounts of each series of Notes to be purchased may be prorated as set forth in the Offer to Purchase.

Title of Notes	CUSIP Number	Aggregate Principal Amount Outstanding	Tender Cap	Acceptance Priority Level	Tender Offer Consideration(1)	Early Tender Premium(1)	Total Consideration(1)(2)
4.90% Senior Notes due 2020	65504LAC1	$467,762,000	$200,000,000	1	$1,002.50	$30.00	$1,032.50
3.95% Senior Notes due 2022	65504LAJ6	$400,000,000	N/A	2	$900.00	$30.00	$930.00
4.625% Senior Notes due 2021	65504LAF4	$396,612,000	N/A	3	$955.00	$30.00	$985.00

(1)	Per $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by NHIL.
(2)	Includes the Early Tender Premium (as defined below) for Notes validly tendered prior to the Early Tender Date (as defined below) (and not validly withdrawn) and accepted for purchase by NHIL.

The order of priority for the purchase of the Notes (the “Acceptance Priority Levels”) is shown in the table above, with 1 being the highest Acceptance Priority Level. The Tender Offers will expire at midnight, New York City time, at the end of the day on January 11, 2017, unless extended or earlier terminated by NHIL (the “Expiration Date”). No tenders submitted after the Expiration Date will be valid.

Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of Notes validly tendered (and not validly withdrawn) and accepted for purchase by NHIL pursuant to the Tender Offers will be the tender offer consideration for such series of Notes set forth in the table above (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on December 27, 2016 (such date and time, as it may be extended, the “Early Tender Date”) and accepted for purchase by NHIL pursuant to the Tender Offers will receive the applicable Tender Offer Consideration for such series, plus the early tender premium for such series of Notes set forth in the table above (with respect to each series of Notes, the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”), subject to the terms and conditions of the Tender Offers. Holders of Notes tendering their Notes after the Early Tender Date will not be eligible to receive the Early Tender Premium.

All Notes validly tendered and accepted for purchase by NHIL pursuant to the Tender Offers will receive the applicable consideration set forth in the table above, plus accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable Settlement Date (as defined below) (“Accrued Interest”).

Tendered Notes may be withdrawn from the Tender Offers at or prior to 5:00 p.m., New York time, on December 27, 2016, unless extended by NHIL (such date and time, as it may be extended, the “Withdrawal Deadline”). Holders who tender their Notes after the Withdrawal Deadline, but prior to the Expiration Date, may not withdraw their tendered Notes.

NHIL reserves the right, but is under no obligation, to increase the Aggregate Maximum Tender Amount and increase or decrease the 2020 Tender Cap at any time without extending the Early Tender Date or the Withdrawal Deadline or otherwise reinstating withdrawal rights for any Tender Offer, subject to applicable law, which could result in the Company’s purchasing a greater or lesser amount of Notes in the Tender Offers.

NHIL reserves the right, but is under no obligation, at any point following the Early Tender Date and before the Expiration Date, subject to the satisfaction or waiver of the conditions to the Tender Offers, to accept for purchase any Notes validly tendered and not validly withdrawn at or prior to the Early Tender Date (the settlement date of such purchase being the “Early Settlement Date”), subject to the Aggregate Maximum Tender Amount, the 2020 Tender Cap, the Acceptance Priority Levels and proration. The Early Settlement Date will be determined at NHIL’s option and is currently expected to occur on December 28, 2016, the first business day after the Early Tender Date, subject to all conditions to the Tender Offers having been either satisfied or waived by NHIL. On such Early Settlement Date, NHIL will accept Notes validly tendered at or prior to the Early Tender Date, subject to the Aggregate Maximum Tender Amount, the 2020 Tender Cap, the Acceptance Priority Levels and proration. NHIL will purchase any remaining Notes that have been validly tendered and not validly withdrawn at or prior to the Expiration Date and that NHIL chooses to accept for purchase, subject to all conditions to the Tender Offers having been either satisfied or waived by NHIL, promptly following the Expiration Date (the settlement date of such purchase being the “Final Settlement Date,” the Final Settlement Date and the Early Settlement Date each being a “Settlement Date”). The Final Settlement Date is expected to occur on January 12, 2017, the first business day following the Expiration Date, assuming that the conditions to the Tender Offers are satisfied or waived and Notes having an aggregate purchase price equal to the Aggregate Maximum Tender Amount are not purchased on the Early Settlement Date. Notes accepted on the Final Settlement Date, if any, will be accepted subject to the Aggregate Maximum Tender Amount, the 2020 Tender Cap, the Acceptance Priority Levels and proration.

Subject to the Aggregate Maximum Tender Amount, the 2020 Tender Cap and proration, NHIL will accept Notes for purchase as follows: (1) with respect to Notes tendered at or before the Early Tender Date, all Notes tendered at or before the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered at or before the Early Tender Date having a lower Priority Acceptance Level are accepted, and (2) with respect to Notes tendered after the Early Tender Date, all Notes validly tendered after the Early Tender Date having a higher Acceptance Priority Level will be accepted before any Notes tendered after the Early Tender Date having a lower Acceptance Priority Level are accepted. For the avoidance of doubt, if the Tender Offers are not fully subscribed as of the Early Tender Date, Notes tendered at or before the Early Tender Date will be accepted for purchase in priority to Notes tendered after the Early Tender Date, even if Notes tendered after the Early Tender Date have a higher Acceptance Priority Level than Notes tendered prior to the Early Tender Date.

Acceptance for tenders of any Notes may be subject to proration if the aggregate principal amount for any series of Notes validly tendered and not validly withdrawn would result in an Aggregate Purchase Price for such Notes that exceeds the Aggregate Maximum Tender Amount. Acceptance for tenders of 2020 Notes may be subject to proration if the aggregate principal amount of 2020 Notes validly tendered and not validly withdrawn would exceed the 2020 Tender Cap. If the aggregate principal amount of Notes validly tendered at or before the Early Tender Date exceeds the Aggregate Maximum Tender Amount, the Company will not accept for purchase any Notes tendered after the Early Tender Date, and if the aggregate principal amount of 2020 Notes validly tendered at or before the Early Tender Date exceeds the 2020 Tender Cap, the Company will not accept for purchase any 2020 Notes tendered after the Early Tender Date, unless the Aggregate Maximum Tender Amount or the 2020 Tender Cap is increased, as applicable.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including NHIL’s completion of its concurrently announced registered offering of senior notes (the “Debt Financing”) providing gross proceeds of at least $500 million to NHIL.

NHIL expects to use the net proceeds from the Debt Financing, together with cash on hand, to fund its payment of the Tender Offer Consideration, the Total Consideration and fees and expenses (including Accrued Interest) payable in connection with the Tender Offers.

Full details of the terms and conditions of the Tender Offers are described in the Offer to Purchase and related Letter of Transmittal, which are being sent by NHIL to holders of the Notes. Holders of the Notes are encouraged to read these documents, as they contain important information regarding the Tender Offers.

NHIL has retained Credit Suisse Securities (USA) LLC to act as the dealer manager for the Tender Offers. Questions or requests for assistance regarding the terms of the Tender Offers should be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free). Requests for the Offer to Purchase and other documents relating to the Tender Offers may be directed to D.F. King & Co., Inc., the tender agent and information agent for the Tender Offers, at (212) 269-5550 (for banks and brokers only) or (800) 591-8252 (toll-free) (for all others) or nbl@dfking.com.

None of NHIL, Noble Corporation, a Cayman Islands exempted company and the guarantor of the Notes (“Noble-Cayman”), their respective boards of directors, the dealer manager, the tender agent and information agent or the trustee with respect to the Notes or any of NHIL’s, Noble-Cayman’s or their respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers. Holders must make their own decisions as to whether to participate in the Tender Offers, and, if so, the principal amount of Notes to tender.

The Tender Offers are only being made pursuant to the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes in the Tender Offer. The Tender Offers are not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of NHIL by the dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities issued in connection with any notes offering, nor shall there be any sale of the securities issued in such an offering in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward-Looking Disclosure Statement

Statements in this press release regarding activities or events that may occur in the future, including statements about the Tender Offers, as well as any other statements in this release that are not historical facts, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to statements regarding the results of the Debt Financing or the Tender Offers, rig demand, the offshore drilling market, oil prices, contract backlog, fleet status, our or our affiliates’ financial position, business strategy, timing or results of acquisitions or dispositions, impairments, repayment of debt, credit ratings, borrowings under our or our affiliates’ credit facilities or other instruments, sources of funds, completion, delivery dates and acceptance of our or our affiliates’ newbuild rigs, future capital expenditures, contract commitments, dayrates, contract commencements, extension or renewals, contract tenders, the outcome of any dispute, litigation, audit or investigation, plans and objectives of management for future operations, foreign currency requirements, results of joint ventures, indemnity and other contract claims, construction and upgrade of rigs, industry conditions, access to financing, impact of competition, governmental regulations and permitting, availability of labor, worldwide economic conditions, taxes and tax rates, indebtedness covenant compliance, dividends and distributable reserves, timing or results of acquisitions or dispositions and timing for compliance with any new regulations and other factors detailed in Noble-Cayman’s most recent Form 10-K and other filings with the U.S. Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Noble-Cayman is an indirect, wholly-owned subsidiary of Noble Corporation plc, a public limited company incorporated under the laws of England and Wales. Noble-Cayman performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling unit located worldwide.

NHIL is an indirect, wholly-owned subsidiary of Noble-Cayman. NHIL performs, through its subsidiaries, worldwide contract drilling services with a fleet of offshore drilling units located worldwide.

NC-796

12/13/2016

For additional information, contact:

Jeffrey L. Chastain,

Vice President – Investor Relations and Corporate Communications,

Noble Drilling Services Inc., 281-276-6383

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